EXHIBIT 4

                              WEALTH MINERALS LTD.
                        FORMERLY TRIBAND ENTERPRISE CORP.
                                    Suite 903
                              1485 West 6th Avenue
                                 Vancouver, B.C.
                                     V6G 4H1
                            Telephone: (604)331-0096
                            Facsimile: (604)714-0879

                               TRADING SYMBOL: WML
                               February 6th, 2004
                              N E W S R E L E A S E

                            AMENDED PRIVATE PLACEMENT


Wealth Minerals Ltd. (the "Company") announces that the private placement announced last week will be amended to 850,000 units at a price of $0.24 per unit. Each unit will consist of one common share at a price of $0.24 per share and a half common share purchase warrant. It was previously reported that the units will consist of one common share and one common share purchase warrant. One whole warrant will be exercisable into one common share at a price of $0.35 per share for a period of 18 months after closing.

The private placement is subject to the necessary approvals of the TSX Venture Exchange.

For further information concerning the Company, please contact Mr. Gary Freeman, President and Director at (604)331-0096.


                                               TRIBAND ENTERPRISE CORP.


                                               Per: /s/  Gary R. Freeman
                                                  ------------------------------
                                                  Gary R. Freeman
                                                  President and Director




The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.